EXHIBIT 99.1

This investor update provides Delta’s guidance for the December quarter and full year 20091,2.

Advance Revenue Trends

●	Projected system load factors for December 2009 and January 2010 of 81% and 77%, respectively, are expected to be consistent with the prior year period.
●	The company expects passenger RASM to decline approximately 7% year over year for the December 2009 quarter.
●
Corporate contract volume and related revenue have trended upward year over year since spring.  For the week ended November 22, 2009, total corporate contract volume was up approximately 3% year over year and the associated revenue was down approximately 10%.

Key Financial Metrics

	Dec Qtr 2009	Full Year 2009
Operating margin1,2	Breakeven	Breakeven

Consolidated fuel price, net of realized hedges	$2.15	$2.15

Capital expenditures	$200 million	$1.3 billion

Total unrestricted liquidity at December 31, 2009		$5.1 billion

	Dec Qtr 2009 vs. Dec Qtr 2008	2009 vs. 2008
Consolidated CASM ex-fuel	Up 5 – 6%	Up 3 – 4%

Mainline CASM ex-fuel	Up 5 – 6%	Up 3 – 4%

System capacity	Down 8%	Down 6%
Domestic	Down 5%	Down 6%
International	Down 14%	Down 8%

Mainline capacity	Down 9%	Down 7%
Domestic	Down 5%	Down 8%
International	Down 14%	Down 7%

Merger update – Delta expects to achieve more than $700 million in merger synergies for the full year 2009.  Synergies achieved year to date have been driven by improved revenue from increased market share, Delta’s affinity card agreement and alignment of frequent flyer programs. In addition, costs have been reduced through streamlined overhead, facilities and technology, elimination of dedicated freighter flying and supply chain savings.  The company is on track with its integration efforts and expects to receive its Single Operating Certificate by the end of 2009.

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Fuel hedge update
As of 12/7/2009
	% of Projected Fuel Requirements Hedged
	4Q09	2010
Call options	22%	10%
Collars	-	3%
Swaps	17%	3%
Total	39%	16%

Projected fuel price/gallon	$2.15

Projected fuel price includes:
●	Assumed $82.79 all-in price per barrel for crude oil plus refining spread
●	Hedge gain of $0.03/gallon
●	Call option premiums
●	Tax and transportation costs of approximately $0.17/gallon

Other Financial Information

	Dec Qtr 2009	2009
Non-operating expense (excluding FAS 133 impact)	$325 million	$1.2 billion

Cargo and Other Revenue	$1.1 billion	$4.3 billion

Share count – Delta expects approximately 830 million and 827 million weighted average shares outstanding for the December 2009 quarter and full year 2009, respectively.

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Notes

1
Delta completed its merger with Northwest Airlines on October 29, 2008.  In accordance with accounting principles generally accepted in the United States (GAAP), Delta’s financial results include the results of Northwest for periods after that date. The year-over-year guidance in this Investor Update assumes the 2008 financial statements for the applicable periods were prepared on a combined basis, excluding special items and out-of-period fuel hedge losses.  “Combined basis” means the Company combines the financial results of Delta and Northwest as if the merger between Delta and Northwest had occurred at the beginning of the applicable period.  Delta believes presenting this financial information on a combined basis provides a more meaningful basis for comparing Delta’s year over year financial performance than the financial information prepared on the basis of GAAP.  Delta excludes (a) special items because management believes the exclusion of these items is helpful to investors in evaluation of the company’s recurring operational performance and (b) out-of-period fuel hedge losses in order to present financial results related to operations in the period shown.

2	Delta is unable to reconcile forward looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Forward Looking Statements

Statements in this Investor Update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the effects of the global recession; the effects of the global financial crisis; the impact of posting collateral in connection with our fuel hedge contracts;  the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the ability to realize the anticipated benefits of our merger with Northwest; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Form 10-Q for the quarterly period ended September 30, 2009.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of December 9, 2009 and which we have no current intention to update.

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